James E. Slayton, CPA

3867 West Market Street

Suite 208

Akron, Ohio 44333

To Whom It May Concern:

October 30, 1999

The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of September 30, 1999, on the Financial Statements of Everlert, Inc.. from the inception date of February 3, 1998 through September 30, 1999, in any filings that are necessary now or in the near future to be filed with the U. S. Securities and Exchange Commission.

Professionally,

/s/James E. Slayton, CPA

Ohio License ID # 04-1-15582